EXHIBIT 23.1

Consent of Independent Accountants

The Board of Directors
Mid-America Apartment Communities, Inc.

We consent to incorporation by reference in the registration statement (No. 33-941416) on Form S-8 and the registration statements (Nos. 333-112469, 333-82526, 333-71315, 333-60285 and, 333-570309) on Form S-3 of Mid-America Apartments Communities, Inc. of our report dated February 9, 2004, relating to the consolidated balance sheets of Mid-America Apartment Communities, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003 Annual Report on Form 10-K of Mid-America Apartment Communities, Inc. Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 145, Rescission of FASB statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.

KPMG LLP

Memphis, Tennessee
March 10, 2004